150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20180140356-40
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 03/28/2018 1:33 PM
	Entity Number: E0044352008-5

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Exactus, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

This series of Preferred Stock shall be designated and known as "Series D Preferred Stock." The number of shares constituting the Series D Preferred Stock shall be two hundred (200) shares. Except as otherwise provided herein, the Series D Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu with the Corporation's Series B-2 Preferred Stock, par value $0.0001 (the "Series B-2 Preferred Stock") and senior to the Corporation's common stock, par value $0.0001 per share (the "Common Stock") and all other previously issued classes of capital stock of the Corporation.

Please see the attached for additional information.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

OF

EXACTUS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES D PREFERRED STOCK

On behalf of Exactus, Inc., a Nevada corporation (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share, of the Corporation authorized by the Articles of Incorporation ("Preferred Stock"), a series of Series D Preferred Stock, consisting of two hundred (200) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as "Series D Preferred Stock." The number of shares constituting the Series D Preferred Stock shall be two hundred (200) shares. Except as otherwise provided herein, the Series D Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank *pari passu* with the Corporation's Series B-2 Preferred Stock, par value $0.0001 (the "Series B-2 Preferred Stock") and senior to the Corporation's common stock, par value $0.0001 per share (the "Common Stock") and all other previously issued classes of capital stock of the Corporation.

2. Dividends. The holders of shares of Series D Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, each holder of Series D Preferred Stock (each, a "Holder," and, together, the "Holders") shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, *pari passu* with the Series B-2 Preferred Stock and before any distribution is made on any other previously authorized class of capital stock of the Corporation, an amount of $10,000.00 per share, in cash (the "Series D Liquidation Amount"). The Corporation shall, not later than twenty (20) days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Liquidation or the date set for the consummation of a Liquidation, provide to the Holders such information concerning the terms of the Liquidation and the value of the assets of the Corporation as may be reasonably requested by the Holders. If, upon a

Liquidation, the net assets of the Corporation shall be insufficient to permit the payment of the Series D Liquidation Amount and the Series B-2 Preferred Stock liquidation preference in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the Holders and the holders of the Series B-2 Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series D Preferred Stock or Series B-2 Preferred Stock, as applicable. Upon any such Liquidation, after the Holders shall have been paid in full the Series D Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

(b) A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation shall not be deemed to be a Liquidation for purposes of this Certificate of Designation (this "Designation").

4. Conversion of Series D Preferred Stock. The shares of Series D Preferred Stock shall be automatically converted into shares of Common Stock as follows:

(a) Automatic Conversion. On the date (the "Conversion Date") immediately following the consummation of the first offering of the Corporation's Common Stock on or after February 1, 2018 for which the gross proceeds of the offering exceed $5,000,000 (the "Qualified Offering") and subject to the limitations described in Section 4(f), each share of Series D Preferred Stock will automatically convert into two hundred thousand (200,000) shares of Common Stock.

(b) Warrants. If warrants to purchase the Corporation's Common Stock are issued in connection with the Qualified Offering (the "Qualified Warrants"), the Corporation shall issue a warrant to each Holder a warrant (a "Series D Holder Warrant") to purchase a number of shares of the Corporation's Common Stock that would prevent such Holder from having its percentage ownership of the Corporation's Common Stock diluted by the exercise of the Qualified Warrants. Each Series D Holder Warrant will have terms and conditions, including the exercise price thereof, that are equivalent to the terms and conditions of the Qualified Warrants.

(c) Mechanics of Automatic Conversion. Each Holder entitled to receive Common Stock issuable upon conversion of the Series D Preferred Stock shall be treated for all purposes as the record holder of such shares of Common Stock as of the close of business on the Conversion Date with respect thereto. In order to effect the exchange of share certificates, the Corporation shall, upon the consummation of the Qualified Offering, give written notice (for purposes of this Designation, a "Conversion Notice") to each Holder setting forth therein (i) the Conversion Date; (ii) the number of shares of Common Stock into which such Holder's Series D Preferred Stock have been converted; (iii) the address of the place or places at which the certificate or certificates representing the shares of Series D Preferred Stock so converted are to be surrendered; and (iv) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to each Holder at such Holder's address as it appears on the records of the stock transfer agent for the Series D Preferred Stock, if any, or, if none, of the Corporation. As soon as practicable after receipt of the Conversion Notice, each Holder shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as

practicable after the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder's address as it appears on the records of the stock transfer agent for the Series D Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(d) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(d) based on the number of shares of Series D Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder by the Corporation upon conversion of Series D Preferred Stock by such Holder.

(e) Reservation of Stock. The Corporation shall at all times when any shares of Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Designation, shares of Series D Preferred Stock held by a Holder shall be automatically converted in accordance with Section 4(a) to the extent (and only to the extent) that such Holder or any of its affiliates would beneficially own not more than 4.99% (the "Maximum Percentage") of the Common Stock. Any shares of Series D Preferred Stock held by a Holder that are not automatically converted pursuant to Section 4(a) by the operation of this Section 4(f) (the "Unconverted Shares") shall remain issued and outstanding to such Holder or to the successor holder of the Unconverted Shares. The Unconverted Shares shall remain eligible for conversion pursuant to Section 4(a) and shall automatically convert pursuant to Section 4(a) immediately following the date on which their conversion is not prevented by this Section 4(f) and into the maximum number of shares of Common Stock then permitted pursuant to this Section 4(f). To the extent the above limitation applies, the determination of whether the shares of Series D Preferred Stock held by such Holder shall be automatically converted (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert shares of Series D Preferred Stock, or of the Corporation to issue shares of Common Stock to such Holder, pursuant to this Section 4(f) shall have any effect on the applicability of the provisions of this Section 4(f) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 4(f), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The provisions of this Section 4(f) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct this Section 4(f) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 4(f) shall apply to a successor holder of Series D Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this Section

4(f) and the Corporation may not waive this Section 4(f). For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within two (2) Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Designation. By written notice to the Corporation, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder.

(g) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred Stock.

5. Voting. The holders of Series D Preferred Stock shall have the right to vote as-if-converted to Common Stock all matters submitted to a vote of holders of the Corporation's common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The Holders shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the holders of the Corporation's Common Stock, except to the extent that voting as a separate class or series is required by law.

IN WITNESS WHEREOF the undersigned has signed this Designation this 31 day of January, 2018.

EXACTUS, INC.

By: ______________________

Name: Philip Young
Title: CEO